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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT


                       PURSUANT TO SECTION 13 OR 15(D) OF
                       THE SECURITIES EXCHANGE ACT OF 1934



       Date of Report (Date of earliest event reported): December 1, 1996



                       THE WASHINGTON WATER POWER COMPANY
             (Exact name of registrant as specified in its charter)


          Washington                   1-3701                    91-0462470
(State or other jurisdiction of     (Commission               (I.R.S. Employer
 incorporation or organization)     File Number)             Identification No.)


1411 East Mission Avenue, Spokane, Washington                    99202-2600
(Address of principal executive offices)                         (Zip Code)


Registrant's telephone number, including area code:             509-489-0500



                                      None

          (Former name or former address, if changed since last report)





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ITEM 5.  OTHER INFORMATION

On November 19, 1996 the eastern Washington and northern Idaho region experienced an ice storm that resulted in damage to the Company's electric transmission and distribution system. The Company's service area was affected by continuing snow and rain, which hampered the Company's efforts to restore electric service to some customers until December 1, 1996. Initially, over one-third, or 100,000, of the Company's retail electric customers were without electric service. However, the Company estimates that approximately 75% of those customers had their electric service fully restored within 72 hours of the first storm.

Preliminary estimates indicate that the repair of damage to the Company's system could cost in the range of $10-15 million. It is estimated that approximately 80-90% of the costs will be operations and maintenance expenses, including labor and materials, for the repair of damaged lines, transformers and other equipment. The remainder of the cost represents capital expenditures to replace poles and other equipment damaged beyond repair.

The Company accrues reserves for estimated injuries and damages and as of October 31, 1996 this reserve amounted to approximately $1.3 million. The Company anticipates offsetting this reserve against the overall expenses incurred. The majority of the repair expenses are expected to be recognized in the Company's 4th quarter 1996 financial results. These estimated expenses are anticipated to reduce earnings per share of common stock by $0.08-$0.14 on an after-tax basis. The capital expenditures related to these storms will be depreciated under normal accounting procedures.

The Company does not expect to raise electric prices as a result of the storm damage costs.




                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                      THE WASHINGTON WATER POWER COMPANY
                                                 (Registrant)



Date:     December 5, 1996                           /s/ Jon E. Eliassen
                                                   ---------------------
                                                       Jon E. Eliassen
                                                Vice President - Finance and
                                                    Chief Financial Officer
                                                  (Principal Accounting and
                                                     Financial Officer)